Exhibit 10.4

CREDIT AGREEMENT

dated as of July 27, 2009

BETWEEN

                            M/I HOMES, INC.

Borrower

and

THE HUNTINGTON NATIONAL BANK
Lender

Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215

TABLE OF CONTENTS
SECTION                                           HEADING PAGE #

1.               DEFINITIONS.

1.1.        Certain Defined Terms.
1.2.        Other Definitional Provisions and Construction.

2.               THE CREDIT EXTENSIONS AND TERMS OF REPAYMENT.

2.1.        The Letters of Credit.
2.2.        Provisions Applicable to the Credit Extensions and the Letters of Credit.
2.3.        Pending Defaults.
2.4.        Increased Costs and Capital Requirements.
2.5.        Illegality and Impossibility.
2.6.        Survival of Obligations.

3.               FEES.

3.1.        Fees.
3.2.        Method of Payment.

4.               COLLATERAL.

4.1.        Collateral Deposit Account.  All Obligations under this Agreement shall be secured by the Collateral.

5.               CONDITIONS PRECEDENT.

5.1.        Conditions Precedent to Initial Credit Extensions.
5.2.        Conditions Precedent to Subsequent Letter of Credit Issuances.

6.               WARRANTIES AND REPRESENTATIONS.

6.1.        Organization and Authority.
6.2.        Borrowing is Legal and Authorized.
6.3.        Margin Loans and Purchase of Ineligible Securities.
6.4.        Taxes.
6.5.        Compliance with Law.
6.6.        Financial Statements; Full Disclosure.
6.7.        Litigation; Adverse Effects.
6.8.        Solvency.
6.9.        Government Consent.
6.10.            No Liens on Collateral.
6.11.            No Defaults.

7.               BORROWER AFFIRMATIVE AND NEGATIVE COVENANTS.

7.1.        Payment of Taxes and Claims.
7.2.        Place of Business; Books and Records.
7.3.        Proper Books; Collateral.
7.4.        Restriction on Fundamental Changes; Conduct of Business.
7.5.        Negative Pledge.

8.               FINANCIAL INFORMATION AND REPORTING.

9.               DEFAULT.

9.1.        Events of Default.
9.2.        Default Remedies.

10.               GENERAL PROVISIONS.

10.1.            Notices.
10.2.            Costs and Expenses.
10.3.            Survival, Successors and Assigns.
10.4.            Amendment and Waiver.
10.5.            Enforceability and Governing Law.
10.6.            Confidentiality.
10.7.            Section Headings.
10.8.            Interpretation.
10.9.            Severability of Provisions.
10.10.            Counterparts; Facsimile Execution.
10.11.            Revival and Reinstatement of Obligations.
10.12.            Integration.
10.13.            Waiver of Right to Trial by Jury.
10.14.            No Consequential Damages.
10.15.            Indemnity.
10.16.            Patriot Act Notice.

EXHIBITS AND SCHEDULES

Exhibit A                                - Application and Agreement for Letter of Credit
Exhibit B                                - Form of Compliance Certificate
Schedule 5.1                                - Conditions Precedent to Initial Letter of Credit Issuance

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is entered into at Columbus, Ohio, between THE HUNTINGTON NATIONAL BANK, a national banking association with a place of business in Columbus, Ohio (“Lender”), and M/I Homes, Inc., an Ohio corporation with its principal place of business in Columbus, Ohio (“Borrower”), as of July 27, 2009.

1.	Definitions.

1.1. Certain Defined Terms.

The following terms used in this Agreement or in the other Loan Documents executed in connection herewith shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.  As used in this Agreement:

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or is a family member related by birth or marriage.  For purposes of this definition only, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract, or otherwise; provided, however, that, in any event: (i) any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership, member or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (ii) each director (or manager) of a Person shall be deemed to be an Affiliate of such Person; and (iii) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agreement” means this Credit Agreement.

“Application and Agreement for Letter of Credit” shall mean an application and agreement for standby letter of credit by, between, and among Borrower and Lender, in a form provided by Lender substantially in the form attached hereto as Exhibit A, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended.

“Bankruptcy Code” means Title 11 of the United States Code (11 USC, § 101 et seq), as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Base Rate” means the rate established by The Huntington National Bank from time to time designated as its prime rate based on its consideration of economic, money market, business and competitive factors, and such rate is not necessarily the most favored rate of such Person.  Each change in the Base Rate shall automatically and immediately change the interest rate on all applicable advances bearing the Base Rate without notice to Borrower, subject to any maximum or minimum interest rate limitation specified by applicable law.

“Borrower” is defined in the preamble.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (a) any Person or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Borrower equal to at least fifty percent (50%); or (b) as of any date a majority of the board of Directors of Borrower Parent consists of individuals who were not either (i) directors of Borrower as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of Borrower of which a majority consisted of individuals described in clause (b)(i) above or (iii) selected or nominated to become directors by the Board of Directors of Borrower of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above.

“Closing Date” means the date of the making of the initial Credit Extension hereunder.

“Collateral” means all now owned or hereafter acquired right, title and interest in property of Borrower in or upon which a first and exclusive security interest or Lien is granted to Lender, under this Agreement, any security agreement or under any of the other Loan Documents and shall include without limitation all right, title and interest in any Deposit Account, monies, funds or other property in the Deposit Collateral Account and all Proceeds thereof.

“Commitment Fee” means a commitment fee equal to 15 basis points (0.15%) of the Letter of Credit Commitment, payable on the date hereof.

“Contingent Obligations” means any agreement, undertaking or arrangement by which any Person assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other Person.

“Credit Extension” is defined in Section 2.1.

“Customs” is defined in Section 2.1(h)(iv).

“Default Rate” means, at any time, in respect of any Credit Extension, advance, fee or any other amount under this Agreement or any other Loan Document that is not paid when due to Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the sum of (x) four percent (4%) per annum plus (y) the related fixed or variable interest rate or fee otherwise applicable to such Credit Extension, advance, fee or other amount.  In respect of failure to pay any Reimbursement Obligation, the Default Rate shall be five percent (5.00%) per annum in excess of the Base Rate.

“Deposit Accounts” means “deposit accounts” (as defined in the UCC), all deposit accounts, whether general, special, time, demand, provisional, or final, all cash or monies wherever located, any and all deposits or other sums at any time due to such Person, which now or hereafter are at any time in the possession or control of Lender or in the possession of any third party acting in Lender’s behalf, without regard to whether Lender received the same in pledge for safekeeping, as agent for collection or transmission or otherwise, or whether Lender has conditionally released the same.

“Deposit Collateral Account” is defined in Section 2.1(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto, including without limitation (unless the context otherwise requires), any rules or regulations promulgated thereunder.

“Event of Default” means an event described in Section 9.1.

“Financial Officer” means the chief executive officer, president, chief financial officer or treasurer of Borrower.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time in the United States consistently applied.

“Governmental Acts” is defined in Section 2.1(f).

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means, at any time, (i) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified as liabilities on the balance sheet of such Person, including without limitation, (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (C) with respect to letters of credit, bankers acceptances, interest rate swaps or other contracts, currency agreement or other financial products, (D) to pay the deferred purchase price of property or services, or (E) in respect of Capital Leases; (ii) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (iii) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, receivership, assignment for the benefit of creditors, formal or informal moratorium, forbearance, composition, extension generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“IRC” means the Internal Revenue Code, as amended from time to time, and any successor statute thereto, including (unless the context requires otherwise) any rules or regulations promulgated thereunder.

“Land” means, in respect of any Person, all present and future plots or parcels of land, whether now owned,  leased or entitled or hereafter acquired (including, in respect of Borrower, as reflected in the most recent financial statements) by such Person.

“Lender” is defined in the preamble and shall include The Huntington National Bank or any of its Affiliates in its capacity as an issuer of Letters of Credit under this Agreement.

“Letter of Credit” and “Letters of Credit” shall mean any letter of credit issued by Lender as issuing bank for the account of Borrower, either as originally issued or as the same may, from time to time, be amended or otherwise modified, extended, or replaced.

“Letter of Credit Commitment” means the commitment of such Lender to provide Letter of Credit Exposure in an aggregate amount not to exceed $8,750,000.

“Letter of Credit Documents” is defined in Section 2.1(b).

“Letter of Credit Draft” means a draft drawn on Lender pursuant to a Letter of Credit.

“Letter of Credit Exposure” shall mean, as of any date of determination, the aggregate undrawn stated amount of all outstanding Letters of Credit plus the aggregate of all amounts drawn under Letters of Credit for which Lender has not yet received payment or reimbursement; provided, however, that the Letter of Credit Exposure shall at no time exceed the aggregate sum of the Letter of Credit Commitment.

“Letter of Credit Fee” shall mean (i) a fee equal to one and one-half percent (1.50%) per annum of the stated amount of each Letter of Credit, due and payable in advance to Lender upon the issuance of each Letter of Credit.

“Letter of Credit Reimbursement Obligation” is defined in Section 2.1(d).

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from any mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment (collateral or otherwise), hypothec, deposit arrangement, security agreement, conditional sale, trust receipt, lease, consignment, or bailment for security purposes, judgment, claim encumbrance or statutory trust and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Loan Documents” means this Agreement, each Application and Agreement for Letter of Credit, reimbursement agreements, any security agreement, any guaranties of the Credit Extensions, any cash management agreements, subordination and intercreditor agreements, deposit account control agreements, collateral assignments, pledge agreements, security agreements, mortgages, deeds of trusts and collateral agreements executed in connection with this Agreement, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Master Credit Facility” means that certain Second Amended and Restated Credit Agreement, effective as of October 6, 2006, by and among Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as agent for the lenders party thereto and the other agents party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Master Credit Facility Default” means a default or event of default by Borrower under the terms of the Master Credit Facility.

“Material Adverse Effect” means, at any time, a material adverse effect in respect of Borrower upon (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of any such Person, (ii) the ability of any such Person to perform its respective obligations under this Agreement, any Loan Document or any document, agreement, guaranty, or instrument executed in connection herewith, or (iii) the ability of Lender to enforce the terms of this Agreement, any other Loan Documents, or any document, agreement, guaranty, or instrument executed in connection herewith.

“Maturity Date” means August 31, 2011.

“Obligations” means all Credit Extensions, advances, Indebtedness, debts, principal, interest (including without limitation any interest that but for the provision of the Bankruptcy Code would have accrued), Contingent Obligations, obligations, fees, charges, costs, expenses, indemnification obligations, lease payments, liabilities, owing, or due or payable or to become due and payable by Borrower to Lender or any affiliate of Lender of any kind or nature, present or future under this Agreement, whether or not evidenced by any Application and Agreement for Letter of Credit, note, draft, letter of credit, guaranty, instrument or other Loan Document, whether direct or indirect, acquired by assignment or otherwise, absolute or contingent, liquidated or unliquidated, due or to become due, now existing or arising hereafter and however acquired or incurred (including principal, interest, late charges, collection costs, attorneys’ fees and other amounts chargeable under this Agreement or under any other Loan Document), and any and all amendments, extensions, modifications, supplements, renewals of or substitutes thereto, thereof and therefor, both prior to and subsequent to any Insolvency Proceeding.

“Pending Default” is defined in Section 2.3.

“Permitted Contest” means the right of Borrower to contest or protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (i) a reserve with respect to such obligation is established on Borrower’s books and records in such amount as is required under GAAP, (ii) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (iii) Lender is satisfied in its sole, good faith discretion, that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Liens” means any Lien on the Collateral held by Lender or Affiliates of Lender.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or any other entity of any kind or any government or political subdivision or any agency, department or instrumentality thereof.

“Proceeds” means, “proceeds” (as defined in the UCC), all cash and non-cash proceeds, substitutions, replacements, additions and accessions to any Collateral, all documents, negotiable documents, documents of title, warehouse receipts, storage receipts, dock receipts, dock warrants, express bills, freight bills, airbills, bills of lading, and other documents relating thereto, all products thereof, including but not limited to, notes, drafts, checks, instruments, insurance proceeds, indemnity proceeds, warranty and guaranty proceeds.

“Real Property” means, in respect of any Person, the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organization or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans With Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Solvent” means, with respect to any Person, that at the time of determination: (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, Contingent Obligations);  (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted,

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other entity in which such Person directly or indirectly owns or controls the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, or appoint managers or other persons performing similar functions.

“UCC” means the Ohio Uniform Commercial Code, as in effect from time to time; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unused Commitment Fee” means a commitment fee accruing at a rate equal to 15 basis points (0.15%) per annum on the amount by which the Letter of Credit Commitment exceeds the average daily Letter of Credit Exposure in effect from time to time.

“Voidable Transfer” is defined in Section 10.12.

1.2. Other Definitional Provisions and Construction.

(a)           Any terms used in this Agreement or in any Loan Document that are defined in the UCC shall have the meanings given such terms therein, unless otherwise defined herein.

(b)           Any accounting terms used in this Agreement or in any Loan Document and not specifically defined herein shall be construed in accordance with the respective meanings given to such terms under GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

(c)           Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting, the words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(d)           All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	The Credit Extensions and Terms of Repayment.

2.1. The Letters of Credit.

Lender, as issuing bank, subject to the terms and conditions hereof, will issue Letters of Credit and permit Letter of Credit Exposure for the account of Borrower in the aggregate up to the amount of the Letter of Credit Commitment (the “Credit Extensions”).  At no time shall the aggregate Letter of Credit Exposure exceed the Letter of Credit Commitment.  Borrower unconditionally promises to pay when due the amount of each Letter of Credit Reimbursement Obligation, all unpaid interest and fees accrued thereon and all other Obligations incurred by it, in accordance with the terms of this Agreement and the other Loan Documents.  Each Letter of Credit shall be issued for the account of Borrower through one of Lender’s branches, denominated in U.S. dollars, from time to time during the period commencing on the date hereof and ending on the date ninety-one (91) days prior to the Maturity Date.

(a)           Types and Amounts.  Lender shall not have any obligation to and shall not (i) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, the aggregate outstanding dollar amount of Letters of Credit Exposure would exceed the Letter of Credit Commitment, calculated as of the date of issuance of any Letter of Credit; or (ii) issue any Letter of Credit which has an expiration date, or amend any Letter of Credit such that it has an expiration date, later than the date that is the earlier of twelve (12) months after the date of issuance thereof or the Maturity Date.  No Letters of Credit with expiry dates of one year or longer shall be issued after August 30, 2010.

(b)           Conditions.  In addition to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of Lender to issue any Letter of Credit is subject to the satisfaction in full of the following conditions: (i) Borrower shall have delivered to the Lender at such times and in such manner as Lender may prescribe, a request for issuance of such Letter of Credit in form acceptable to Lender, a duly executed Application and Agreement for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “Letter of Credit Documents”), (ii) the proposed Letter of Credit shall be satisfactory to Lender as to form and content; and (iii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Lender from issuing such Letter of Credit and no law, rule or regulation applicable to Lender and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

(c)           Procedure for Issuance of Letters of Credit.  (i) Subject to the terms and conditions hereof and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, Lender, on the requested date, but no earlier than twenty-four (24) hours after receiving the application for issuance, shall issue a Letter of Credit on behalf of Borrower in accordance with Lender’s usual and customary business practices, and (ii) Lender shall not extend or amend any Letter of Credit unless the requirements of this Section 2.1(c) are met as though a new Letter of Credit was being requested and issued.

(d)           Reimbursement Obligation.  Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to Lender the amount of each advance drawn under or pursuant to a Letter of Credit or an Letter of Credit Draft related thereto (such obligation of Borrower to reimburse Lender for an advance made under a Letter of Credit or Letter of Credit Draft being hereinafter referred to as a “Letter of Credit Reimbursement Obligation”), each such reimbursement to be made by Borrower no later than the Business Day on which Lender makes payment of each such Letter of Credit Draft. If, for any reason, Borrower fails to repay an Letter of Credit Reimbursement Obligation on the day such Letter of Credit Reimbursement Obligation arises, then such Letter of Credit Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the Default Rate.

(e)           Letter of Credit Fees Upon Issuance.  Borrower agrees to pay to Lender: (i) in advance, upon the first day of issuance of each Letter of Credit, a Letter of Credit Fee and (ii) all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of Letter of Credit Drafts, and the like customarily charged by Lender with respect to Letters of Credit, including without limitation, standard commissions with respect to commercial Letters of Credit payable at the time of invoice of such amounts.

(f)           Indemnification; Exoneration.  (i) In addition to amounts payable as elsewhere provided in this Section 2.1, Borrower hereby agrees to protect, indemnify, pay and save harmless Lender from and against any and all liabilities and costs which Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit other than as a result of Lender’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (B) the failure of Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(ii)           As among Borrower and Lender, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit.  In furtherance and not in limitation of the foregoing, Lender shall not be responsible, in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of transmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Lender, including without limitation, any Governmental Acts.  None of the above shall affect, impair or prevent the vesting of Lender’s rights or powers under this Section 2.1.

(iii)           In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Lender under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to Lender or to any other Person.

(iv)           Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained this Section 2.1 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(g)           Cash Collateral.  Notwithstanding anything to the contrary herein, in any Application and Agreement for Letter of Credit or other Loan Document, prior to (i) the occurrence of a Master Credit Facility Default or Event of Default hereunder, or (ii) the termination, cancellation, payment in full on or other cessation of the Master Credit Facility, Borrower, not fewer than forty-eight (48) hours prior to any issuance of any Letter of Credit, shall deliver to Lender Collateral having a value, as determined by Lender, such that, when added to the aggregate cash or cash equivalents in the Deposit Collateral Account, such aggregate amount equals not less than one hundred and two percent (102%) of the aggregate Letter of Credit Exposure.  Further, notwithstanding anything to the contrary herein, in any Application and Agreement for Letter of Credit or other Loan Document, after (i) the occurrence of a Master Credit Facility Default or an Event of Default hereunder, or (ii) the termination, cancellation, payment in full on or other cessation of the Master Credit Facility, Borrower, not fewer than forty-eight (48) hours prior to any issuance of any Letter of Credit, shall deliver to Lender Collateral having a value, as determined by Lender, such that, when added to the aggregate cash or cash equivalents in the Deposit Collateral Account, such aggregate amount equals not less than one hundred and five percent (105%) of the aggregate Letter of Credit Exposure.  All such Collateral shall be subject to the first and exclusive Lien of Lender pursuant to an applicable Loan Document and shall be held by Lender in a separate Deposit Account maintained at Lender designated as a cash collateral account pursuant to this Agreement to secure for Borrower’s Obligations in respect of this Agreement (such account herein called “Deposit Collateral Account”).  All increases and interest applicable to the Deposit Collateral Account shall be deposited in the Deposit Collateral Account and shall be applied to reimburse Lender for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other Obligations under this Agreement as Lender shall determine.  Any deposit held by Lender as collateral for the payment and performance of the obligations of Borrower under any outstanding Letter of Credit shall be under Lender’s exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Moneys in such account shall be applied by Lender to reimburse Lender for Letter of Credit Reimbursement Obligations or other disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Letter of Credit Exposure or any other Obligations of Borrower under this Agreement.

(h)           Evidence of Letters of Credit.

(i)           The Letter of Credit Reimbursement Obligations shall also be evidenced by a an Application and Agreement for Letter of Credit or other reimbursement agreement substantially in the form of Exhibit A attached hereto, completed to the satisfaction of Lender, and, such other certificates, documents and other papers and information as Lender may request.

(ii)           Each Letter of Credit shall, among other things, provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and each Letter of Credit request and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any amendments or revisions thereof or International Standby Practices (promulgated by the International Chamber of Commerce) in effect as of the time of issuance of such Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of Ohio.

(iii)           Borrower shall authorize and direct Lender with respect to each Letter of Credit to name Borrower as the “Account Party” therein, shall deliver to Lender all instruments, documents and other writings and property pursuant to the Letter of Credit and shall accept and rely upon Lender’s good faith instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(iv)           In connection with all Letters of Credit issued or caused to be issued by Lender under this Agreement, Borrower hereby appoints Lender, or its designee, as its attorney, with full power and authority: (i) to sign or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Lender or Lender’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name, in Lender’s name or in the name of Lender’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction.  This power, being coupled with an interest, is irrevocable so long as any Letters of Credit remain outstanding.

(i)           Purpose of Letters of Credit.  Letters of Credit shall be solely for the account of Borrower and shall be used solely for lawful corporate purposes.

2.2. Provisions Applicable to the Credit Extensions and the Letters of Credit.

(a)           Upon the occurrence of any Event of Default, Lender, at its option, to the extent not prohibited under applicable law, may impose the Default Rate as the applicable rate on all or any portion of the Letter of Credit Exposure, the Letter of Credit Fee and the Unused Commitment Fee.

(b)           Interest, fees, other charges and all Obligations hereunder each shall be calculated on a 360-day year basis and shall be based on the actual number of days that elapse during the interest calculation period.

(c)           In no event whatsoever shall the interest rate and other charges hereunder exceed the highest rate permissible under law that a court of competent jurisdiction, in a final determination, shall deem applicable hereto.  In the event such a court determines that Lender has received interest or other charges hereunder in excess of the highest rate applicable thereto, Lender shall promptly refund such excess amount to Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

2.3. Pending Defaults.

Lender shall have no obligation to issue or renew any Letters of Credit at any time when a set of facts or circumstances exists, which, upon the giving of notice, the lapse of time, or both, would constitute an Event of Default under this Agreement (a “Pending Default”).

2.4. Increased Costs and Capital Requirements.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any Governmental Authority, or compliance by Lender or any Affiliate thereof with any request or directive of any Governmental Authority, shall (a) affect the basis of taxation of payments to Lender of any amounts payable by Borrower for Credit Extensions under the Letters of Credit (other than taxes imposed on or measured by the overall net income of Lender by the Governmental Authority, in which Lender has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, or (c) impose any other condition, requirement or charge with respect to this Agreement or the Credit Extensions (including without limitation any capital adequacy requirement, any requirement that affects the manner in which Lender allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing is to increase the cost to Lender or any Affiliate thereof of making or maintaining the Credit Extensions or Letters of Credit, to reduce the amount of any sum receivable by Lender thereon, or to reduce the rate of return on Lender’s capital, then Borrower shall pay to Lender, from time to time, upon request of Lender, additional amounts sufficient to compensate Lender for such increased cost, reduced sum receivable or reduced rate of return to the extent Lender is not compensated therefor in the computation of the interest rates applicable to the Letters of Credit.  A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by Lender to Borrower, shall be final and conclusive, absent manifest error in computation.

2.5. Illegality and Impossibility.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any Governmental Authority, or compliance by Lender with any request or directive of a Governmental Authority, including without limitation, exchange controls, shall make it unlawful or impossible for Lender to maintain any advance under this Agreement, Borrower shall upon receipt of notice thereof from Lender, immediately repay in full any Obligations owing by Borrower to Lender under this Agreement, together with all accrued interest thereon to the date of payment, as applicable.  This Section 2.5 shall apply only as long as such illegality exists.

2.6. Survival of Obligations.

The provisions of Section 2.4 shall survive the termination of this Agreement and the payment in full of all promissory notes outstanding pursuant hereto.

3.	Fees.

3.1. Fees.

Borrower shall pay to Lender: (a) on the effective date of this Agreement, the Commitment Fee; and

(b) in arrears, beginning on the first day of October, 2009, and continuing on the first day of each calendar quarter thereafter, an Unused Commitment Fee.

3.2. Method of Payment.

All payments of principal, interest, fees and commissions hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to Lender at Lender’s address specified in writing by Lender to Borrower, by 2:00 p.m. (Columbus, Ohio time) on the date when due.  Borrower hereby irrevocably authorizes Lender to charge the Deposit Collateral Account and any other account of Borrower maintained with Lender or Affiliate thereof, for any payment of any Letter of Credit Reimbursement Obligation or Letter of Credit Exposure, interest, fees and commissions as it becomes due hereunder.

4.	Collateral.

4.1. Collateral Deposit Account.  All Obligations under this Agreement shall be secured by the Collateral.

5.	Conditions Precedent.

5.1. Conditions Precedent to Initial Credit Extensions.

This Agreement shall become effective, and Lender shall be obligated to make the initial advance hereunder only after Lender shall have received from Borrower each of following items in form and substance satisfactory to Lender: This Agreement, the Application and Agreement for Letter of Credit, and the other Loan Documents, conditions and deliveries described in Schedule 5.1 attached hereto, each duly executed where appropriate and in form and substance satisfactory to Lender; and the fulfillment of all the conditions described thereon and the delivery of such additional documentation as Lender may reasonably request.

5.2. Conditions Precedent to Subsequent Letter of Credit Issuances.

Lender shall not be required to issue any Letters of Credit subsequent to the initial disbursement or initial issuance of a Letter of Credit, unless on the applicable date that each such issuance is to be made:

(a)           The warranties and representations set forth in Article 6 hereof and each of the representations and warranties contained in any Loan Document at any time pursuant to this Agreement shall be true and correct on and as of such date with the same effect as though such warranty or representation had been made on and as of such date, except to the extent that such warranty or representation is stated to expressly relate solely to an earlier date;

(b)           Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, and no Event of Default or Pending Default shall have occurred and be continuing on such date or after giving effect to the advances requested to be made; and

(c)           No Material Adverse Effect shall have occurred.

Each request for Credit Extension hereunder shall constitute a warranty and representation by Borrower making such request that each of the conditions contained in Sections 5.2(a), (b), and (c) have been satisfied.

6.	Warranties and Representations.

In order to induce Lender to enter into this Agreement and to issue Letters of Credit and make the other financial accommodations to Borrower under this Agreement and the other Loan Documents, Borrower represents and warrants to Lender that each of the following statements is true and correct:

6.1. Organization and Authority.

Borrower (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted and (c) is not doing business or conducting any activity in any jurisdiction in which it is not duly qualified and authorized to do business, except where the failure to do so will not have a Material Adverse Effect.

6.2. Borrowing is Legal and Authorized.

(a) All necessary corporate action has been taken in order to duly authorize Borrower’s execution and delivery of this Agreement and the other Loan Documents; (b) this Agreement and the other Loan Documents constitute valid and binding obligations enforceable in accordance with their respective terms; (c) the execution of this Agreement and the other Loan Documents and the compliance with all the provisions of the Loan Documents (i) are within the organizational powers of Borrower, and (ii) will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any property of Borrower under the provisions of the Master Credit Facility or any other agreement, charter instrument, bylaw, or other instrument to which Borrower is a party or by which it may be bound; and (d) there are no limitations in any indenture, contract, agreement, mortgage, deed of trust or other agreement or instrument to which Borrower is now a party or by which Borrower may be bound with respect to the payment of any Obligations under this Agreement, or, to the extent applicable, the ability of Borrower to incur the Indebtedness pursuant to this Agreement.

6.3. Margin Loans and Purchase of Ineligible Securities.

None of the transactions contemplated in this Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including without limitation, Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

6.4. Taxes.

All tax returns and reports required to be filed by Borrower in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower and upon any property, assets, income and franchises thereof, which are shown in such returns or reports to be due and payable have been paid, except for Permitted Contests.  Borrower knows of no proposed additional tax assessment against it.  The accruals for taxes on the books of Borrower for the current fiscal period have been determined in accordance with GAAP, consistently applied, subject to year-end and audit adjustments.

6.5. Compliance with Law.

Borrower (a) is not in violation of any Requirements of Law, and (b) has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of Borrower’s properties or to the conduct of its business, which violation or failure is reasonably likely to have a Material Adverse Effect.

6.6. Financial Statements; Full Disclosure.

The financial statements of Borrower for the fiscal year ending December 31, 2008, which have been supplied to Lender, have been prepared in accordance with GAAP and fairly represent Borrower’s financial condition as of such date.  The interim financial statements of Borrower for the period ending March 31, 2009, respectively which have been supplied to Lender have been prepared in good faith and accurately represent Borrower’s financial condition as of the dates of such financial information, subject to year-end and audit adjustments.

6.7. Litigation; Adverse Effects.

There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) pending before or by any Governmental Authority or private arbitrator or, to the knowledge of Borrower, threatened against Borrower or any property thereof (i) challenging the validity or the enforceability of any provision of this Agreement, or any other Loan Document or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect.  Borrower is not subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, which individually or in the aggregate shall have or is likely to have a Material Adverse Effect.

6.8. Solvency.

After giving effect to all Indebtedness of Borrower on the Closing Date (including without limitation the Credit Extensions and all Contingent Obligations) and such other dates as Letter of Credit issuances are requested, Borrower is Solvent.

6.9. Government Consent.

Neither the nature of Borrower or its business or properties, nor any relationship between Borrower and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower as a condition to the execution and delivery of this Agreement and the other Loan Documents.

6.10. No Liens on Collateral.

Borrower (a) has an indefeasible interest in all Collateral free and clear of any Liens, and (b) has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral whether now owned or hereafter acquired to be subject to a Lien.

6.11. No Defaults.

No event has occurred and no condition exists which constitutes a Pending Default or an Event of Default pursuant to this Agreement.  Borrower is not in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it is bound.

7.	Borrower Affirmative and Negative Covenants.

Borrower covenants that on and after the date of this Agreement until terminated pursuant to the terms of this Agreement, or so long as any Indebtedness provided for herein remains unpaid:

7.1. Payment of Taxes and Claims.

Borrower will pay all taxes, estimated payments, assessments and governmental charges or levies imposed upon it or its property or assets or in respect of any of its franchises, businesses, income or property when due; other than for Permitted Contests.

7.2. Place of Business; Books and Records.

Borrower shall (i) maintain the same principal place of business and chief executive office in existence as of the effective date of this Agreement; (ii) deliver to Lender at least thirty (30) days prior to the occurrence of any of the following events, written notice of such impending events: (A) a change in the principal place of business or chief executive office, (B) the opening or closing of any place of business, or (C) a change in name, identity or structure; and (iii) remain organized in the state of its organization as of the effective date of this Agreement.

7.3. Proper Books; Collateral.

(a)           Borrower shall (i) reflect in its financial statements adequate accruals and appropriations to reserves and keep and maintain proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its businesses and activities; (ii) do or cause to be done all things reasonably necessary (A) to preserve and keep in full force and effect its existence, rights and franchises, and (B) to maintain its status as duly organized and existing, and in good standing, under the laws of the state of its organization; and (iii) not be in violation of any Requirements of Law, which violation is reasonably likely to have a Material Adverse Effect.

(b)           Borrower shall (i) defend the right, title and interest of Lender in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein; (ii) promptly perform, on request of Lender, such acts as Lender may determine to be reasonably necessary or advisable to create, perfect, maintain, preserve, protect and continue the perfection of any Lien provided for in this Agreement or the Loan Documents or otherwise to carry out the intent of this Agreement; and (iii) advise Lender promptly, in writing and in reasonable detail of any material encumbrance or claim asserted against any of the Collateral, of any material change in the composition of the Collateral, and of the occurrence of any other event that would have a material adverse effect upon the aggregate value of the Collateral or upon the security interest of Lender.

7.4. Restriction on Fundamental Changes; Conduct of Business.

Borrower shall not (a) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, any substantial portion of Borrower’s business or property, whether now or hereafter acquired.

7.5. Negative Pledge.

Borrower will not cause or permit or permit to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of the Collateral, whether now owned or hereafter acquired, to become subject to a Lien.

8.	Financial Information and Reporting.

Borrower shall deliver the following to Lender:

(a)           as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such year and the related audited consolidated statements of income, of stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with the opinion of independent certified public accountants of nationally recognized standing, which opinion shall not contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, other than a qualification for consistency due to a change in the application of GAAP with which Borrower’s independent certified public accountants concur;

(b)           as soon as available, but in any event within sixty (60) days after the end of each quarterly accounting period (excluding the quarterly accounting period for the last quarter of each fiscal year prior to the Maturity Date), the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries and the related unaudited consolidated statements of income and of stockholders’ equity of Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, and including in each case: (i) the relevant figures broken down with respect to each division of Borrower and its Subsidiaries and (ii) a summary of all Land, Land under Contract, Lots, Lots under Development, Finished Lots and Lots under Contract (all as defined in the credit agreement for the Master Credit Facility);

(c)           within sixty (60) days after the end of each fiscal quarter, a compliance certificate, in form acceptable to Lender as attached hereto as Exhibit B, wherein a Financial Officer of Borrower certifies that Borrower is in compliance with all covenants, terms and conditions of the Master Credit Facility; and

(d)           at the request of Lender, such other information as Lender may from time to time reasonably require;

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of financial statements referred to in subparagraph (b) of this Section 8, that such financial statements need not contain footnotes and may be subject to year-end audit adjustments).

9.	Default.

9.1. Events of Default.

Each of the following shall constitute an “Event of Default” hereunder:

(a)           Borrower fails to make payment on (i) any Letter of Credit Reimbursement Obligation on or before the date such payment is due or (ii) or any other Obligation under this Agreement on or before five (5) days after the date such payment is due;

(b)           Borrower fails to perform or observe any covenant, agreement or duty contained in Articles 2, 7 or 8 of this Agreement;

           (c)           Borrower fails to comply with any other provision of this Agreement (other than as set forth in this Article 9 of this Agreement) or fails to perform or observe any covenant, agreement or duty contained in any Loan Document, and such failure continues for more than thirty (30) days after the failure described in this Section 9.1(c) shall first become known or reasonably should have become known to any Financial Officer of Borrower, or ten (10) days after notice from Lender, if earlier;

(d)           any warranty, representation or other statement made or deemed to be made in this Agreement or in any Loan Document is false or misleading in any material respect;

(e)           Borrower becomes insolvent or commences any Insolvency Proceeding;

(f)           any Insolvency Proceeding is instituted against Borrower and continues for sixty (60) days undismissed or undischarged;

           (g)           one or more final orders, judgments or arbitration awards for (i) the payment of money aggregating in excess of $5,000,000 is or are outstanding against Borrower, or (ii) nonmonetary relief or remedy which is reasonably likely to have a Material Adverse Effect, and any such order, judgment or award has not been discharged, bonded in full or stayed in all respects;

(h)           the occurrence of any event which allows the acceleration of the maturity of any Indebtedness of Borrower or any of its Subsidiaries to Lender or any of Lender’s affiliates (other than evidenced by this Agreement);

(i)           the occurrence of (A) a Master Credit Facility Default or (B) any event which allows the acceleration of the maturity of any Indebtedness in excess of the amount of $5,000,000 of Borrower or constitutes a default or breach under any material lease or material contract of any such Person, under any indenture, agreement or undertaking, unless waived, extended or otherwise consented to by the holder thereof;

(j)           the dissolution of any insurer or the default by any surety for Borrower with respect to any obligation or liability to Lender or any of Lender’s affiliates;

(k)           a Change of Control of Borrower shall have occurred; or

(l)           Lender, in its sole good faith discretion, determines that a Material Adverse Effect has occurred with respect to Borrower or that a material adverse change has occurred in the financial condition, operations or business of Borrower, in the value of the Collateral or in Lender’s interest in the Collateral.

9.2. Default Remedies.

(a)           Acceleration.  Upon the occurrence and during the continuance of an Event of Default (other than an event described in clause (e) or (f) of Section 9.1 hereof), Lender may (i) terminate all rights, if any, of Borrower to obtain issuances of Letters of Credit hereunder, and thereupon, any such right shall terminate immediately, (ii) declare any or all the Credit Extensions to be due and payable, and thereupon, the Credit Extensions, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately, (iii) immediately exercise any right, power or remedy permitted to Lender by law or any provision of this Agreement, and (iv) demand that Borrower pay to Lender for deposit in a segregated non interest-bearing cash collateral account, as security for the Obligations, such amount that, when added to the aggregate cash or cash equivalents in the Deposit Collateral Account, equals not less than one hundred and five percent of 105% of the Letters of Credit Exposure then outstanding at the time such notice is given, in each case, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, prior to presentment of a draft in connection with any irrevocable Letter of Credit or surrender or cancellation by a beneficiary of such Letter of Credit at any time when the aggregate cash or cash equivalents in the Deposit Collateral Account equals not less than one hundred and five percent of 105% of the Letters of Credit Exposure then outstanding, such Letter of Credit will remain in full force and effect in accordance with its terms, subject to the terms of the Loan Documents.  Upon the occurrence of an Event of Default described in clause (e) or (f) of Section 9.1 hereof, all rights, if any, of Borrower to obtain Credit Extensions or advances hereunder shall automatically terminate and all Credit Extensions, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

(b)           Liquidation of Collateral.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the rights and remedies of a secured party under this Agreement and the Loan Documents, under any other instrument or agreement securing, evidencing or relating to the Obligations and under the laws of the State in which the Collateral is located or any other applicable state law.  Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation or realization, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any or all of the Collateral or in any way relating to the rights of Lender hereunder, including reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as Lender may elect, and only after so paying over such net proceeds and after the payment by Lender of any other amount required by any provision of law, need Lender account for the surplus, if any.  To the extent permitted by applicable law, Borrower waives all claims, damages and demands against Lender arising out of the repossession or retention of the Collateral. Borrower shall remain liable for any deficiency if the proceeds of the Collateral are insufficient to pay all amounts to which Lender is entitled and shall also be liable for the costs of collecting any of the Obligations or otherwise enforcing the terms thereof or of this Agreement, including reasonable attorneys’ fees.

10.	General Provisions.

10.1. Notices.

(a)           All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be sent by facsimile or by a nationally recognized overnight delivery service (i) if to Lender, at the address set forth below Lender’s signature to this Agreement, or at such other address as may have been furnished in writing to Borrower, by Lender; and (ii) if to Borrower, at the address set forth below Borrower’s signature to this Agreement, or at such other address as may have been furnished in writing to Lender by Borrower.

(b)           Any notice so addressed and sent by telecopier shall be deemed to be given when confirmed, and any notice sent by nationally recognized overnight delivery service shall be deemed to be given the next day after the same is delivered to such carrier.

10.2. Costs and Expenses.

Borrower agrees to pay service charges, analysis fees, and all costs and expenses incidental to or in connection with this Agreement, any Loan Document or any service provided by Lender, the enforcement of Lender’s rights in connection with any of the foregoing, any amendment, supplement or modification of this Agreement or any other Loan Document, any sale or attempted sale of any interest herein to a participant or co-lender, any litigation, contest, dispute, proceeding or action in any way relating to the Collateral, to this Agreement or any Loan Document, whether any of the foregoing are incurred prior to or after maturity, the occurrence of an Event of Default, or the rendering of a judgment.  Such costs shall include, but not be limited to, fees and out-of-pocket expenses of Lender’s counsel, recording fees, inspection fees, revenue stamps and note and mortgage taxes.  The provisions of this Section 10.2 shall survive the termination of this Agreement and the Loan Documents.

10.3. Survival, Successors and Assigns.

All warranties, representations, and covenants made by Borrower herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by Lender and shall survive the closing of the Credit Extensions regardless of any investigation made by Lender on its behalf.  This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of each of the parties.

10.4. Amendment and Waiver.

All references to this Agreement shall also include all amendments, extensions, renewals, modifications, and substitutions thereto and thereof made in writing and executed by both Borrower and Lender.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Borrower and Lender; provided however that nothing herein shall change Lender’s sole discretion or good faith discretion (as set forth elsewhere in this Agreement) to make advances, determinations, decisions or to take or refrain from taking other actions.  No delay or failure or other course of conduct by Lender in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right.

10.5. Enforceability and Governing Law.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, shall be inapplicable or ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right.  All of Lender’s rights and remedies, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singularly or concurrently.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to the conflict of laws rules thereof). Borrower agrees that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court of appropriate subject matter jurisdiction in the State of Ohio, waives any objection which it may have now or hereafter to the venue of any suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

10.6. Confidentiality.

Lender shall hold all non-public information obtained pursuant to the requirements hereof and identified as such by Borrower in accordance with Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, and in any event may make disclosures as required or requested by any governmental authority or any representative thereof, or pursuant to any legal process, or to its accountants, lawyers and other advisors.

10.7. Section Headings.

Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

10.8. Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

10.9. Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

10.10. Counterparts; Facsimile Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

10.11. Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.12. Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

10.13. Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.14. No Consequential Damages.

No claim may be made by Borrower, or any of its officers, directors, or agents against Lender or its affiliates, directors, officers, employees, attorneys or agents for any special, indirect, punitive, or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated and relationship established by this Agreement, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.15. Indemnity.

Borrower agrees to indemnify Lender, its directors, officers, employees, agents, financial advisors, and consultants from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other person or entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or any Loan Document, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of Lender or such Person, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The indemnities provided for in this Section 10.15 shall survive the termination of this Agreement and the indefeasible payment of the Credit Extensions in full.

10.16. Patriot Act Notice.

Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.10756 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

[Signature pages follow.]

Each of the parties has signed this Agreement as of the date set forth in the preamble above.

BORROWER:
M/I HOMES, INC.

By:
Name:  Phillip G. Creek
Title:     Executive Vice President and Chief Financial Officer

Notice Address:
M/I Homes, Inc.
3 Easton Oval
Suite 210
Columbus, Ohio 43219
Fax: (614) 418-8080

with a copy to:

Thomas O. Ruby
Vorys, Sater, Seymour & Pease, LLP
52 East Gay St.
P.O. Box 1008
Columbus, Ohio 43216
Fax: (614) 719-4934

Signature Page to Credit Agreement

LENDER:
THE HUNTINGTON NATIONAL BANK

By:
Name:  Jeffrey D. Blendick
Title:           Vice President

Notice Address:
The Huntington National Bank
41 South High St.
HC 0735
Columbus, Ohio 43215
Attention:  Jeffrey D. Blendick
Fax:  (877) 274-8593

with a copy to:

Timothy E. Grady, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
Fax: (614) 227-2100

Signature Page to Credit Agreement

EXHIBIT A

APPLICATION AND AGREEMENT FOR LETTER OF CREDIT

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE